Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)
The information in this preliminary pricing supplement is not complete and may be changed.

Preliminary Pricing Supplement

Subject to Completion: Dated July 8, 2026

Pricing Supplement dated July __, 2026 to the Prospectus dated December 20, 2023, the Prospectus Supplement dated December 20, 2023 and the Product Supplement No. 1B dated July 22, 2025

$ Fixed Coupon Barrier Notes Linked to the American Depositary Shares of Taiwan Semiconductor Manufacturing Company Limited, Due July 20, 2027 Royal Bank of Canada

Royal Bank of Canada is offering Fixed Coupon Barrier Notes (the “Notes”) linked to the performance of the American depositary shares of Taiwan Semiconductor Manufacturing Company Limited (the “Underlier”).

•	Fixed Coupons — Investors will receive a Fixed Coupon on each monthly Coupon Payment Date at a rate of 14.14% per annum.

•	Contingent Return of Principal at Maturity — If the Final Underlier Value is greater than or equal to the Barrier Value (60% of the Initial Underlier Value), at maturity, investors will receive the principal amount of their Notes plus the Fixed Coupon otherwise due. If the Final Underlier Value is less than the Barrier Value, at maturity, investors will receive shares of the Underlier that will likely be worth significantly less than the principal amount of their Notes and could be worth nothing and will receive the Fixed Coupon otherwise due.

•	Any payments on the Notes are subject to our credit risk.

•	The Notes will not be listed on any securities exchange.

CUSIP: 78015QYN5

Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-6 of this pricing supplement and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Notes are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

	Per Note	Total
Price to public(1)	100.00%	$
Underwriting discounts and commissions(1)	1.00%	$
Proceeds to Royal Bank of Canada	99.00%	$

(1) We or one of our affiliates may pay varying selling concessions of up to $50.00 per $5,000 principal amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $4,950.00 and $5,000.00 per $5,000 principal amount of Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $4,675.00 and $4,925.00 per $5,000 principal amount of Notes and will be less than the public offering price of the Notes. The final pricing supplement relating to the Notes will set forth the initial estimated value. The market value of the Notes at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Fixed Coupon Barrier Notes Linked to the American Depositary Shares of Taiwan Semiconductor Manufacturing Company Limited

KEY TERMS

The information in this “Key Terms” section is qualified by any more detailed information set forth in this pricing supplement and in the accompanying prospectus, prospectus supplement and product supplement.

Issuer:	Royal Bank of Canada
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Minimum Investment:	$5,000 and minimum denominations of $5,000 in excess thereof
Underlier:	The American depositary shares of Taiwan Semiconductor Manufacturing Company Limited
Bloomberg Ticker	Initial Underlier Value(1)	Barrier Value(2)	Physical Delivery Amount(3)
TSM UN	$	$
(1) The closing value of the Underlier on the Trade Date
(2) 60% of the Initial Underlier Value (rounded to two decimal places)
(3) A number of shares of the Underlier equal to $5,000 divided by the Initial Underlier Value (rounded to four decimal places)
Trade Date:	July 15, 2026
Issue Date:	July 20, 2026
Valuation Date:*	July 15, 2027
Maturity Date:*	July 20, 2027
Payment of Fixed Coupons:	Investors will receive a Fixed Coupon on each Coupon Payment Date.
Fixed Coupon:	$58.917 per $5,000 principal amount of Notes (corresponding to a rate of 1.1783% per month or 14.14% per annum)
Payment at Maturity:

Investors will receive on the Maturity Date per $5,000 principal amount of Notes, in addition to the Fixed Coupon otherwise due:

• If the Final Underlier Value is greater than or equal to the Barrier Value: $5,000

• If the Final Underlier Value is less than the Barrier Value, a number of shares of the Underlier equal to the Physical Delivery Amount. Fractional shares will be paid in cash with a value equal to the number of fractional shares times the Final Underlier Value.

If the Final Underlier Value is less than the Barrier Value, you will receive shares of the Underlier that will likely be worth significantly less than the principal amount of your Notes and could be worth nothing at maturity. All payments on the Notes are subject to our credit risk.

Final Underlier Value:	The closing value of the Underlier on the Valuation Date
Coupon Payment Dates:*	Monthly, on the 20th calendar day of each month, beginning in August 2026 and ending on the Maturity Date. If a Coupon Payment Date is not a business day, the Fixed Coupon will be paid on the next business day, without adjustment, and no additional interest will be paid in respect of the postponement.
Calculation Agent:	RBCCM

* Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

P-2	RBC Capital Markets, LLC

Fixed Coupon Barrier Notes Linked to the American Depositary Shares of Taiwan Semiconductor Manufacturing Company Limited

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Notes are a part, and the product supplement no. 1B dated July 22, 2025. This pricing supplement, together with these documents, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the documents listed below, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Product Supplement No. 1B dated July 22, 2025:

https://www.sec.gov/Archives/edgar/data/1000275/000095010325009131/dp231901_424b2-opsn1b.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

P-3	RBC Capital Markets, LLC

Fixed Coupon Barrier Notes Linked to the American Depositary Shares of Taiwan Semiconductor Manufacturing Company Limited

HYPOTHETICAL RETURNS

The table and examples set forth below illustrate hypothetical payments at maturity for hypothetical performance of the Underlier, based on the Barrier Value of 60% of the Initial Underlier Value. For purposes of the table and examples below, the “Underlier Return” represents the percent change in the value of the Underlier from the Initial Underlier Value to the Final Underlier Value. The table and examples below do not account for any Fixed Coupons. The table and examples are only for illustrative purposes and may not show the actual return applicable to investors.

Hypothetical Underlier Return	Value of Payment at Maturity per $5,000 Principal Amount of Notes*	Value of Payment at Maturity as Percentage of Principal Amount*
50.00%	$5,000.00	100.000%
40.00%	$5,000.00	100.000%
30.00%	$5,000.00	100.000%
20.00%	$5,000.00	100.000%
10.00%	$5,000.00	100.000%
5.00%	$5,000.00	100.000%
0.00%	$5,000.00	100.000%
-5.00%	$5,000.00	100.000%
-10.00%	$5,000.00	100.000%
-20.00%	$5,000.00	100.000%
-30.00%	$5,000.00	100.000%
-40.00%	$5,000.00	100.000%
-40.01%	$2,999.50	59.990%
-50.00%	$2,500.00	50.000%
-60.00%	$2,000.00	40.000%
-70.00%	$1,500.00	30.000%
-80.00%	$1,000.00	20.000%
-90.00%	$500.00	10.000%
-100.00%	$0.00	0.000%

* Excluding the Fixed Coupon otherwise due. For purposes of the table above, the value of any shares received is calculated as the Physical Delivery Amount times the Final Underlier Value. The actual value of any shares received may be less than the amounts shown above.

Example 1 —	The value of the Underlier increases from the Initial Underlier Value to the Final Underlier Value by 30%.
	Underlier Return:	30%
	Payment at Maturity:	$5,000 + Fixed Coupon otherwise due

In this example, the payment at maturity is $5,000 per $5,000 principal amount of Notes plus the Fixed Coupon otherwise due.

Because the Final Underlier Value is greater than the Barrier Value, investors receive a full return of the principal amount of their Notes plus the Fixed Coupon otherwise due. This example illustrates that investors do not participate in any appreciation of the Underlier, which may be significant.

P-4	RBC Capital Markets, LLC

Fixed Coupon Barrier Notes Linked to the American Depositary Shares of Taiwan Semiconductor Manufacturing Company Limited
Example 2 —	The value of the Underlier decreases from the Initial Underlier Value to the Final Underlier Value by 5% (i.e., the Final Underlier Value is below the Initial Underlier Value but above the Barrier Value).
	Underlier Return:	-5%
	Payment at Maturity:	$5,000 + Fixed Coupon otherwise due

In this example, the payment at maturity is $5,000 per $5,000 principal amount of Notes plus the Fixed Coupon otherwise due.

Because the Final Underlier Value is greater than the Barrier Value, investors receive a full return of the principal amount of their Notes plus the Fixed Coupon otherwise due.

Example 3 —	The value of the Underlier decreases from the Initial Underlier Value to the Final Underlier Value by 50% (i.e., the Final Underlier Value is below the Barrier Value).
	Underlier Return:	-50%
	Payment at Maturity:	Shares of the Underlier with a value of $2,500 + Fixed Coupon otherwise due

In this example, the payment at maturity consists of shares of the Underlier with a value, calculated as of the Valuation Date based on the Final Underlier Value, of $2,500 per $5,000 principal amount of Notes, representing a loss of 50% of the principal amount, plus the Fixed Coupon otherwise due.

Because the Final Underlier Value is less than the Barrier Value, investors receive shares of the Underlier worth significantly less than the principal amount of their Notes plus the Fixed Coupon otherwise due. Fractional shares will be paid in cash.

Investors in the Notes could lose a substantial portion or all of the principal amount of their Notes at maturity.

P-5	RBC Capital Markets, LLC

Fixed Coupon Barrier Notes Linked to the American Depositary Shares of Taiwan Semiconductor Manufacturing Company Limited

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Terms and Structure of the Notes

•	You May Lose a Portion or All of the Principal Amount at Maturity — If the Final Underlier Value is less than the Barrier Value, you will receive shares of the Underlier that will likely be worth significantly less than the principal amount of your Notes and could be worth nothing.

•	You Will Not Participate in Any Appreciation of the Underlier, and Any Potential Return on the Notes Is Limited — The return on the Notes is limited to the Fixed Coupons payable on the Notes, regardless of any appreciation of the Underlier, which may be significant. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Underlier.

•	Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity — The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest-bearing debt securities.

•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities, and your receipt of any amounts due on the Notes is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Notes.

•	The Final Payment on the Notes Will Be Determined Based on the Closing Values of the Underlier on the Dates Specified — The final payment on the Notes will be determined based on the closing values of the Underlier on the dates specified. You will not benefit from any more favorable value of the Underlier determined at any other time.

•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and significant aspects of the tax treatment of the Notes are uncertain. Moreover, non-U.S. investors should note that persons having withholding responsibility in respect of the Notes may withhold on any coupon paid to a non-U.S. investor, generally at a rate of 30%. We will not pay any additional amounts in respect of such withholding. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes.

Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes

•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the Notes. Even if a secondary market for the Notes develops, it may not provide enough liquidity to allow you to easily trade or sell the Notes. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask

P-6	RBC Capital Markets, LLC

Fixed Coupon Barrier Notes Linked to the American Depositary Shares of Taiwan Semiconductor Manufacturing Company Limited

prices for your Notes in any secondary market could be substantial. If you sell your Notes before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price — The initial estimated value of the Notes will be less than the public offering price of the Notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the value of the Underlier, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the underwriting discount, our estimated profit and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, our estimated profit or the hedging costs relating to the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Notes.

Risks Relating to Conflicts of Interest and Our Trading Activities

•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest — You should make your own independent investigation of the merits of investing in the Notes. Our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes due to our and our affiliates’ business and trading activities, and we and our affiliates have no obligation to consider your interests in taking any actions that might affect the value of the Notes. Trading by us and our affiliates may adversely affect the value of the Underlier and the market value of the Notes. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest — As Calculation Agent, our affiliate, RBCCM, will determine any values of the Underlier and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgments, including those described under “—Risks Relating to the Underlier” below. In making these discretionary judgments, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes. The Calculation Agent will have no obligation to consider your interests as an investor in the Notes in making any determinations with respect to the Notes.

P-7	RBC Capital Markets, LLC

Fixed Coupon Barrier Notes Linked to the American Depositary Shares of Taiwan Semiconductor Manufacturing Company Limited

Risks Relating to the Underlier

•	You Will Not Have Any Rights to the Underlier — As an investor in the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlier.

•	There Are Important Differences between the Underlier and the Common Shares of Taiwan Semiconductor Manufacturing Company Limited — There are important differences between the rights of holders of American depositary shares and the rights of holders of the shares they represent. For example, a company may make distributions in respect of its shares that are not passed on to the holders of its American depositary shares. Any such differences between the rights of holders of the Underlier and the rights of holders of the shares it represents may be significant and may materially and adversely affect the value of the Underlier and, as a result, the value of the Notes.

•	The Notes Are Subject to Risks Relating to Non-U.S. Securities — Because the issuer of the Underlier is not incorporated in the United States, an investment in the Notes involves risks associated with its home country. The prices of securities of non-U.S. companies may be affected by political, economic, financial and social factors in that country, including changes in government, economic and fiscal policies and currency exchange laws.

•	The Value of the Underlier Is Subject to Currency Exchange Risk — Because the Underlier is denominated in U.S. dollars but represents non-U.S. equity securities that are denominated in a non-U.S. currency, the value of the Underlier will be exposed to the currency exchange rate risk with respect to that currency relative to the U.S. dollar. If the U.S. dollar strengthens against that currency, the value of the Underlier and the value of the Notes will be adversely affected.

•	We May Accelerate the Notes If a Change-in-Law Event Occurs — Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Notes or the Underlier, or engaging in transactions in them, the Calculation Agent may determine that a change-in-law-event has occurred and accelerate the Maturity Date for a payment determined by the Calculation Agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly, by the occurrence of such legal or regulatory changes. See “General Terms of the Notes—Change-in-Law Events” in the accompanying product supplement.

•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event — The timing and amount of any payment on the Notes is subject to adjustment upon the occurrence of a market disruption event affecting the Underlier. If a market disruption event persists for a sustained period, the Calculation Agent may make a discretionary determination of the closing value of the Underlier. See “General Terms of the Notes—Reference Stocks and Funds—Market Disruption Events,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments — The Calculation Agent may in its sole discretion make adjustments affecting any amounts payable on the Notes upon the occurrence of certain corporate events (such as stock splits or extraordinary or special dividends) that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the Underlier. However, the Calculation Agent might not make adjustments in response to all such events that could affect the Underlier. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments” in the accompanying product supplement.

•	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated — Upon the occurrence of certain reorganization or other events affecting the Underlier, the Calculation Agent may make adjustments that result in payments on the Notes being based on the performance of (i) cash, securities of another issuer and/or other property distributed to holders of the Underlier upon the occurrence of that event or (ii) in the case of a reorganization event in which only cash is distributed to holders of the Underlier, a substitute

P-8	RBC Capital Markets, LLC

Fixed Coupon Barrier Notes Linked to the American Depositary Shares of Taiwan Semiconductor Manufacturing Company Limited

security, if the Calculation Agent elects to select one. Any of these actions could adversely affect the value of the Underlier and, consequently, the value of the Notes. Alternatively, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments—Reorganization Events” in the accompanying product supplement.

P-9	RBC Capital Markets, LLC

Fixed Coupon Barrier Notes Linked to the American Depositary Shares of Taiwan Semiconductor Manufacturing Company Limited

INFORMATION REGARDING THE UNDERLIER

The Underlier is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC by the issuer of the Underlier can be located on a website maintained by the SEC at https://www.sec.gov by reference to that issuer’s SEC file number provided below. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

According to publicly available information, Taiwan Semiconductor Manufacturing Company Limited, a Taiwanese company, is a foundry that manufactures semiconductors using its manufacturing processes for its customers based on proprietary integrated circuit designs provided by them.

The issuer of the Underlier’s SEC file number is 001-14700. The Underlier is listed on the New York Stock Exchange under the ticker symbol “TSM.”

Historical Information

The following graph sets forth historical closing values of the Underlier for the period from January 1, 2016 to July 7, 2026. The red line represents a hypothetical Barrier Value based on the closing value of the Underlier on July 7, 2026. We obtained the information in the graph from Bloomberg Financial Markets, without independent investigation. We cannot give you assurance that the performance of the Underlier will result in the return of all of your initial investment.

American Depositary Shares of Taiwan Semiconductor Manufacturing Company Limited

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-10	RBC Capital Markets, LLC

Fixed Coupon Barrier Notes Linked to the American Depositary Shares of Taiwan Semiconductor Manufacturing Company Limited

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

You should review carefully the sections in the accompanying product supplement entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Put Options and Deposits” and, if you are a Non-U.S. Holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Generally, this discussion assumes that you purchased the Notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Underlier. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Note.

Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Notes. In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat a Note for U.S. federal income tax purposes as a put option (the “Put Option”) written by you with respect to the Underlier, secured by a cash deposit equal to the stated principal amount of the Note (the “Deposit”), as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Put Options and Deposits” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the Notes and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the Trade Date. A different tax treatment could be adverse to you.

Under the treatment of a Note as a Put Option and a Deposit, a portion of each coupon paid with respect to the Notes will be attributable to interest on the Deposit, and the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”). Amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account until retirement or an earlier taxable disposition. Pursuant to this treatment, set forth below are the portions of each coupon that we have determined should be treated as attributable to interest on the Deposit and to Put Premium:

Coupon Rate per Annum(1)	Interest on Deposit per Annum(1)	Put Premium per Annum(1)
%	%	%

(1) To be provided in the final pricing supplement

We do not plan to request a ruling from the IRS regarding the treatment of the Notes. An alternative characterization of the Notes could materially and adversely affect the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Non-U.S. Holders. The U.S. federal income tax treatment of the coupons is unclear. To the extent that we have withholding responsibility in respect of the Notes, we would expect generally to treat the coupons as subject to U.S. withholding tax. Moreover, you should expect that, if the applicable withholding agent determines that withholding tax should apply, it will be at a rate of 30% (or lower treaty rate). In order to claim an exemption from, or a reduction in, the 30% withholding under an applicable treaty, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the coupons.

As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the

P-11	RBC Capital Markets, LLC

Fixed Coupon Barrier Notes Linked to the American Depositary Shares of Taiwan Semiconductor Manufacturing Company Limited

Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the Notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The Notes are offered initially to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this pricing supplement. We or one of our affiliates may pay the underwriting discount as set forth on the cover page of this pricing supplement.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Notes in light of then-prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately three months after the Issue Date, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

RBCCM or another of its affiliates or agents may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

For additional information about the settlement cycle of the Notes, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

STRUCTURING THE NOTES

The Notes are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the underwriting discount and the hedging-related costs relating to the Notes reduce the economic terms of the Notes to you and result in the initial estimated value for the Notes being less than their public offering price. Unlike the initial estimated value, any value of the Notes determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The

P-12	RBC Capital Markets, LLC

Fixed Coupon Barrier Notes Linked to the American Depositary Shares of Taiwan Semiconductor Manufacturing Company Limited

terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the Notes. The economic terms of the Notes and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Selected Risk Considerations—Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes—The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price” above.

P-13	RBC Capital Markets, LLC